Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of China Digital Communication Group (File No. 333-162701) of our report dated March 28, 2011 with respect to our audit of the consolidated financial statements of New Energy Systems Group (Formerly known as China Digital Communication Group) as of December 31, 2010 and for the year then ended, which report is included in this Annual Report on Form 10-K of New Energy Systems Group for the year ended December 31, 2010.

/s/ Goldman Kurland and Mohidin LLP
Goldman Kurland and Mohidin LLP
Encino, California

August 24, 2011